As filed with the Securities and Exchange Commission September 7, 2001 Registration No. _____-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

WILLAMETTE VALLEY VINEYARDS, INC.
(Exact Name of Registrant as Specified in Its Charter)

                 Oregon				    93-0981021
(State or Other Jurisdiction of			(I.R.S. Employer
Incorporation or Organization)			Identification No.)

	8800 Enchanted Way SE, Turner, Oregon 97392
	(Address of Principal Executive Offices, including Zip Code)

	1992 Incentive Stock Plan
	(Full Title of the Plan)

DWT Oregon Corp.
1300 SW Fifth Avenue, Suite 2300
Portland, Oregon  97201
(Name and Address of Agent for Service)

(503) 241-2300
(Telephone Number, Including Area Code, of Agent for Service)
______________________

Copy to:
Michael McArthur-Phillips, Esq.
Davis Wright Tremaine
1300 SW Fifth Avenue, Suite 2300
Portland, Oregon 97201-5682
(503) 241-2300

CALCULATION OF REGISTRATION FEE

Title of     Amount to be    Proposed Maximum   Proposed Maximum   Amount of
Securities   Registered(1)   Offering Price     Aggregate          Registration
to be                        Per Share(2)       Offering Price     Fee
Registered

Common Stock   900,000          2.00              1,800,000        $450.00


(1) This Registration Statement shall cover any additional shares of Common Stock which become issuable upon exercise of options granted under the 1992 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Willamette Valley Vineyards, Inc.
(2) Estimated solely for the purpose of calculating the registration fee.
The price per share is estimated to be 2.00 based on the average of the high
2.00 and low 2.00 prices reported on NASDAQ for September 5, 2001, according to Rule 457(c) and within five (5) business days prior to the date of filing of this Registration Statement.

PART II

	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

	The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Willamette Valley Vineyards, Inc., an Oregon corporation (the "Registrant") are hereby incorporated by reference into this Registration Statement:

(a) The Registrant's most recent annual report on Form 10-KSB for the fiscal year ended December 31, 2000, filed with the Commission on April 4, 2001 (File No. 000-21522), pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act");

(b) The Registrant's quarterly reports on Form 10-QSB for the periods ended March 31, 2001 and June 30, 2001, filed with the Commission on May 15, 2001 and August 15, 2001, respectively; and

(c) The description of the Common Stock of the Registrant, which is contained in the Registrant's Regulation A Offering Statement on Form 1-A (File No. 24S-2996), including any amendments or reports filed for the purpose of updating such description.

	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

	Not applicable.

Item 5.  Interest of Named Experts and Counsel.

	Not applicable.

Item 6.  Indemnification of Directors and Officers.

	The Registrant's Articles of Incorporation provides that the Registrant may indemnify to the fullest extent not prohibited by law any person who was or is a party or is threatened to be made a party to any Proceeding against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

	Oregon law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, unless the breach involves: (1) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (2) conduct resulting in a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (3) conduct resulting in any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

Item 7.  Exemption from Registration Claimed.

	A total of 19,450 shares of the Registrant's common stock have been issued to eight individuals. Six of the recipients are executive officers and/or directors of the Registrant accordingly. The issuance of such shares is exempt under Section 4(2) of the Securities Act of 1933. The remaining two recipients are senior level executives who received their shares under Rule 504 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

Item 8.  Exhibits.

	The following Exhibits are filed as a part of this Registration
Statement:

Exhibit
Number       Description

4            1992 Stock Incentive Plan
4.1          Amendment dated July 21, 1996
4.2          Amendment dated July 25, 1998
4.3          Amendment dated April 15, 1999
4.4          Amendment dated July 25, 2000
4.5          Sample Incentive Stock Option Agreement
4.6          Sample Nonqualified Stock Option Agreement
5            Opinion of Davis Wright Tremaine LLP, with respect to the
             legality of securities being registered.
23.1         Consent of Counsel (contained in opinion filed as Exhibit 5).
23.2         Consent of Independent Accountants
24.1         Power of Attorney (see signature page).

Item 9.  Undertakings.

(a)  The Registrant hereby undertakes:
  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
  (2) That, for the purposes of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Turner, State of Oregon, on the 23rd day of August, 2001.

WILLAMETTE VALLEY VINEYARDS, INC.,
an Oregon corporation



By:/s/ James W. Bernau
James W. Bernau
Chairperson of the Board, President

POWER OF ATTORNEY

We, the undersigned officers and directors of Willamette Valley Vineyards, Inc., hereby severally and individually constitute and appoint James W. Bernau and Sean M. Cary, and each of them, as true and lawful attorneys in fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact, or any of them, may lawfully do or cause to be done by virtue of this appointment.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature
Title
Date

__/s/_James W. Bernau___
James W. Bernau
President and Chairperson of Board
August 23, 2001

__/s/ Sean M. Cary____
Sean M. Cary
Controller (Principal Accounting Officer)
August 23, 2001


Signature
Title
Date

___/s/ James L. Ellis_
James L. Ellis
Director and Vice-President and Secretary
August _23_, 2001

___/s/ Betty M. O'Brien__
Betty M. O'Brien
Director
August _23_, 2001

___/s/_Stan G. Turel_____
Stan G. Turel
Director
August _23_, 2001

___/s/ Edwin B. Edwards_
Edwin B. Edwards
Director
August _27_, 2001

___/s/ Delna Jones_______
Delna Jones
Director
August _23_, 2001



	INDEX TO EXHIBITS


Exhibit
Number                 Description               Sequentially
                                                 Numbered Pages
4       1992 Stock Incentive Plan
4.1     Amendment dated July 21, 1996
4.2     Amendment dated July 25, 1998
4.3     Amendment dated April 15, 1999
4.4     Amendment dated July 25, 2001
4.5     Sample Incentive Stock Option Agreement
4.6     Sample Nonqualified Stock Option Agreement
5       Opinion of Davis Wright Tremaine LLP, with      8
        respect to the legality of securities being
        registered.
23.1    Consent of Counsel (contained in opinion        8
        filed as Exhibit 5)
23.2    Consent of Independent Accountants              10
24.1    Power of Attorney (see signature page)          5














MICHAEL MCARTHUR-PHILLIPS
SUITE 2300
TEL (503) 241-2300
Direct (503) 778-5214
1300 SW FIFTH AVENUE
FAX (503) 778-5299
Mcp@dwt.com
PORTLAND, OR  97201-5682
Www.dwt.com

August 17, 2001


Willamette Valley Vineyards, Inc.
8800 Enchanted Way SE
Turner, Oregon 97392

Re:	Share Option Plan

Dear Ladies and Gentlemen:
We have acted as counsel to Willamette Valley Vineyards, Inc., an Oregon corporation (the "Corporation"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"). Capitalized terms used herein that are not otherwise defined have the meanings ascribed thereto as set forth in the Registration Statement and the exhibits thereto.

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. We have assumed the genuineness of all signatures, the authenticity of documents, certificates and records submitted to us as originals, the conformity to the originals of all documents, certificates and records submitted to us as copies, the legal capacity of all natural persons executing documents, certificates and records, and the completeness and accuracy as of the date of this opinion letter of the information contained in such documents, certificates and records.

Based upon the foregoing, we are of the opinion that:

1. The Corporation is duly formed and validly existing under the laws of the State of Oregon.

2. The Plan, the Shares and the options respecting such Shares have been duly authorized and, when appropriate certificates have been duly executed by the proper officers of the Corporation, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Oregon and the federal laws of the United States of the type typically applicable to transactions contemplated by the Registration Statement. We express no opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement as counsel who are passing upon the validity of the shares of common stock to be issued pursuant to the Registration Statement. Subject to the foregoing, this opinion letter may be relied upon by you only in connection with the Offering and may not be used or relied upon by you for any other purpose or by any other person for any purpose whatsoever without, in each instance, our prior written consent.


Sincerely,
Davis Wright Tremaine LLP

/s/ Davis Wright Tremaine LLP



Exhibit 23.2
Consent of Accountants


We consent to the use of our reports incorporated herein by reference, which reports appear in the Willamette Valley Vineyards, Inc. 2001 Annual Report on Form 10-K.


/s/ Pricewaterhouse Coopers LLP
Portland, Oregon